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                                                                    EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
  Firstar Corporation


We consent to incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Firstar Corporation of our report dated January 15, 1997, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Firstar Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.


                                          KPMG PEAT MARWICK LLP

Milwaukee, Wisconsin

April 4, 1997